Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 14, 2010
Contacts:	Jim Holly, President/CEO
Ken Taylor, EVP/CFO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

Sierra Bancorp Announces $23 Million Registered Direct Offering

PORTERVILLE, California, October 14, 2010 – Sierra Bancorp (NASDAQ: BSRR), (the “Company”), parent of Bank of the Sierra (the “Bank”), announced today that it has entered into definitive purchase agreements directly with several institutional investors to sell 2,325,000 shares of its common stock, no par value per share (the “Common Stock”) to such investors, at a price of $10 per share. The Company expects to receive net proceeds of approximately $22 million after deducting the placement agent’s fee and other offering expenses. The Company currently intends to use the net proceeds for working capital and general corporate purposes, which may include, but not be limited to, investments in the Bank for regulatory capital purposes, funding asset growth, providing increased flexibility with respect to possible selective asset dispositions, and financing possible mergers or acquisitions. The closing of the offering is expected to occur on or about October 19, 2010, subject to customary closing conditions.

“We are very pleased at the investor response to our offering, and particularly with the quality of the investor group, which consists of institutional investors with exceptional reputations in the investment and financial communities,” said James C. Holly, Chief Executive Officer.

The shares of Common Stock are being sold pursuant to a prospectus supplement which is part of the Company’s effective shelf registration statement. Keefe, Bruyette & Woods, Inc. served as exclusive placement agent in connection with the offering. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, New York 10019 or by calling toll-free (800) 966-1559.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any state or jurisdiction.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 33rd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company conducts business from 25 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch, and has over 400 employees.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, available at the SEC’s website at www.sec.gov and the Company’s website at www.sierrabancorp.com.